Exhibit 99(a)(1)(A)

Offer to Purchase Up to 1,353,988 Outstanding Shares of Common Stock at a Cash Purchase Price of $8.79 Per Share

by

Credit Suisse Park View BDC, Inc.

THE TENDER OFFER AND WITHDRAWAL RIGHTS DESCRIBED BELOW WILL

EXPIRE AT 11:59 P.M., EASTERN TIME, ON SEPTEMBER 29, 2016 UNLESS THE

TENDER OFFER IS EXTENDED BY CREDIT SUISSE PARK VIEW BDC, INC.

Credit Suisse Park View BDC, Inc., an externally managed, non-diversified, closed-end management investment company that has made an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), is incorporated in Maryland (the “Company,” “our,” “we,” or “us”), and is offering to purchase up to 1,353,988 shares of its issued and outstanding common stock, par value $0.01 per share (“Common Stock”). The term “Shares” as used herein refers only to those shares of our Common Stock that are eligible to be tendered for purchase. This Offer to Purchase Up to 1,353,988 Outstanding Shares of Common Stock at a Cash Purchase Price of $8.79 Per Share by Credit Suisse Park View BDC, Inc. (this “Offer to Purchase”) is for cash at a price equal to $8.79 per share, which is the Company’s net asset value per share as of June 30, 2016 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 PM, Eastern Time, on September 29, 2016, unless extended. Credit Suisse Alternative Capital, LLC (“CSAC”), which owns 22,114,476 Shares of Common Stock, or approximately 94% of our issued and outstanding Shares of Common Stock, has advised us that it will not tender its Shares. As a result, the Offer represents an opportunity for all other shareholders to tender all of their Shares without being subject to any proration. While the Offer is not conditioned upon a minimum number of shareholders electing to participate in the Offer or on any minimum total number of Shares being tendered by shareholders, participation in the Offer will require a shareholder to tender all of his or her Shares in the Offer.

In May, 2016, representatives of Credit Suisse Asset Management LLC (“CSAM”), the Company’s investment adviser, informed the Board of Directors of the Company (the “Board”) that, after a strategic review, CSAC had determined to seek to sell its investment in the Company. As of the date hereof, CSAC owns 22,114,476 Shares of Common Stock, or approximately 94% of our issued and outstanding shares. The Board was informed that, despite diligent marketing efforts, investments in the Company by third parties were very low and further efforts were not expected to be successful at this time. Representatives of CSAM recommended to the Board that Credit Suisse Securities (USA) LLC (“CS USA”) be retained to advise the Company on a strategic transaction that would enable CSAC to obtain liquidity for its interest in the Company. We retained CS USA and CS USA has been actively assisting the Company in seeking to effect such a transaction. Given the controlling position of CSAC, any sale of CSAC’s interest would enable a buyer to control the Company, which would enable a buyer to terminate CSAM as investment adviser and replace it with another adviser and remove and/or replace the Board. Other changes that a controlling buyer could effect include material changes to the Company’s operations and investment strategy, goals and policies. A new buyer could also take steps to cause the Company to cease to be regulated as a business development company under the Investment Company Act, resulting in investors losing the benefits and protection of being regulated as a business development company under the Investment Company Act. CSAM advised the Board it would expect a buyer of CSAC’s interest to change the adviser and Board and potentially merge the Company with and into another company, which may or may not itself be a business development company, with potentially differing goals and strategies, although there can be no certainty of this until a particular transaction is negotiated.

In August, 2016, the Board formed a special committee (the “Special Committee”) of the Board, composed solely of two directors who are unaffiliated with the Company or any affiliate of the Company, Enrique R. Arzac and Steven N. Rappaport, to evaluate the purchase price for and recommend approval by the Board of, a tender offer to be made by the Company.

In light of actions being taken to sell CSAC’s interest in the Company and the uncertainties surrounding the future management and structure of the Company were such steps to be successful, the Special Committee recommended and the Board determined that it is in the best interest of the Company and its shareholders to commence a tender offer on the terms set forth in this Offer to Purchase. The Special Committee and the Board were advised by CSAM that CSAC would not tender any Shares in the Offer, so that the tender will be exclusively available to shareholders other than CSAC. As a result, shareholders will have the opportunity to sell their shares and exit their investment in the Company prior to the consummation of any transaction and the occurrence of any of the potential changes noted above.

In recommending the approval of the Offer by the Board, the Special Committee and the Board considered a number of factors, including that the Offer enables shareholders to tender their Shares for a price that is likely to be higher than what they would receive in a transaction with a buyer of CSAC’s interest or in a merger of the Company with and into another entity and that the Offer provides liquidity to shareholders wishing to avoid the potential consequences of a transaction.

In setting the purchase price in the Offer, the Board considered the price shareholders could expect to receive on a forced liquidation of the Company, information about the range of bids that had been received from third parties, and valuations of the Company’s assets by a third party as of June 30, 2016. Referencing the valuation as of June 30, 2016, the Offer price was set at a level that the Special Committee and the Board considered to be beneficial to tendering shareholders and above the price that was likely to be obtained in a forced liquidation of the Company’s portfolio holdings or sale of the Company as a whole. Based on the range of bids that had been received from third parties, the Special Committee and the Board believe that the purchase price in the Offer is likely to be higher than the amount a non-tendering shareholder would receive in connection with any transaction.

As of the date of the Offer, it is not certain that a transaction will occur or, if one were to occur, what form such a transaction would take or the price per Share that would be payable in connection therewith. However, bids received are below the Company’s net asset value as of June 30, 2016.

If a transaction is structured as a merger, any shareholder of the Company at the time of the merger, including any such shareholder who does not tender his or her Shares in connection with the Offer, would be required to exchange his or her Shares for cash or other consideration from the third-party buyer at the same price per Share as the price per Share payable to CSAC in connection with such merger, subject to the right of such shareholder to seek appraisal rights under the General Corporation Law of the State of Maryland. If a transaction is structured in a different form, including a sale by CSAC of its Shares of Common Stock to a third-party buyer, then any shareholder of the Company at the time of such sale of Shares by CSAC, including any such shareholder who does not tender his or her Shares in the Offer, is not required to be given an opportunity to sell his or her Shares in connection with such sale of Shares by CSAC. As a result, any such shareholder would continue to be a shareholder of the Company after the transaction unless steps are taken to effect a merger transaction that results in the elimination of minority shareholders. It is also possible that such transaction could be structured as a sale of all, substantially all or some lesser portion of the assets of the Company, with the primary assets of the Company after such sale being the proceeds thereof, and any assets not included in such sale.

The Offer is not conditioned upon the successful sale of CSAC’s interest in the Company or the closing of any other transaction affecting the Company.

All shareholders of record on September 5, 2016, whether they tender in the Offer or not, will be entitled to receive the next regular quarterly dividend payable on or about September 30, 2016.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHAREHOLDERS ELECTING TO PARTICIPATE IN THIS OFFER OR ON ANY MINIMUM TOTAL NUMBER OF SHARES BEING TENDERED BY SHAREHOLDERS. HOWEVER, THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE “THE OFFER – CONDITIONS.”

Any holder who desires to participate in the Offer and tender all of his or her Shares should complete and sign the accompanying Letter of Transmittal, or a copy of it, and hand deliver, mail, deliver or send by email (PDF) transmission the manually signed Letter of Transmittal or copy, to the address or email address listed below. See “The Offer – Procedures for Tendering Shares.”

Our Board, acting upon the unanimous recommendation of the Special Committee, has approved the Offer and recommends that you tender your Shares for cash pursuant to the Offer. For a discussion of the significant consequences of your decision not to tender, see “The Offer – Certain Effects of the Offer.”

This Offer to Purchase is dated September 1, 2016. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than September 1, 2016, and the delivery of this Offer to Purchase shall not, under any circumstances, create an implication that there have not been any changes in our affairs since September 1, 2016 or that the information herein is correct as of any time subsequent to such date.

Copies of this Offer to Purchase and the accompanying documents are available on the following website: www.credit-suisse.com/us/funds (under CS Funds tab click on Credit Suisse Park View BDC, Inc.).

Completed Letters of Transmittal and questions and requests for assistance or for additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to American Stock Transfer and Trust Company, LLC in accordance with the following:

By Hand or Overnight to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 – 15th Avenue

Brooklyn, NY 11219

By Mail to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

PO Box 2042

New York, NY 10272-2042

Phone: (877) 248-6417 or (718) 921-8317

Offer to Purchase dated September 1, 2016.

IMPORTANT

If you agree to tender all your Shares, you must complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with its instructions, and deliver it by hand, mail, or email (PDF), together with any other documents required by the Letter of Transmittal, to the Depositary Agent:

By Hand or Overnight to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 – 15th Avenue

Brooklyn, NY 11219

By Mail to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

PO Box 2042

New York, NY 10272-2042

Phone: (877) 248-6417 or (718) 921-8317

We are not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such laws, the Offer will not be made to, nor will Letters of Transmittal be accepted from or on behalf of, any holder residing in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE MAY REFER TO IN THIS OFFER TO PURCHASE AS THE SEC, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION DETERMINED WHETHER THE INFORMATION IN THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	6

QUESTIONS AND ANSWERS ABOUT THE OFFER	9

FORWARD-LOOKING STATEMENTS	12

THE OFFER	13

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	21

AVAILABLE INFORMATION	23

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary does not describe all of the details of the Offer to the same extent that they are described elsewhere in this Offer to Purchase. We encourage you to read this entire document and the accompanying Letter of Transmittal because they contain the full details of the Offer. We have included cross-references to the sections of this document where you will find a more complete discussion.

The Offer.

•	The Company is offering to purchase up to 1,353,988 outstanding Shares (approximately 6%). As of the date of this Offer to Purchase, there are 23,468,464 Shares of our Common Stock outstanding. Because CSAC, which owns 22,114,476 Shares of Common Stock, or approximately 94% of our issued and outstanding Shares of Common Stock, will not tender its Shares, the Offer represents an opportunity for all other shareholders to tender all of their Shares, without being subject to any proration. If you elect to participate in the Offer, upon completion of the Offer, all of your Shares will be canceled in exchange for the payment described below. See “The Offer.”

Payment for Your Shares.

•	Unless the conditions to the Offer are not satisfied, upon completion of the Offer, in exchange for each Share tendered that has not been withdrawn from the Offer, we will pay you the Purchase Price, which is the Company’s net asset value per share as of June 30, 2016. See “The Offer.”

Duration of the Offer.

•	The Offer will expire at 11:59 p.m., Eastern Time, on September 29, 2016, unless we choose to extend the Offer before that time. Subject to applicable laws and the terms described in this Offer to Purchase, we are reserving the right to extend the Offer in our sole discretion. See “The Offer.”

Conditions of the Offer.

•	While the Offer is not conditioned upon a minimum number of shareholders electing to participate in the Offer or on any minimum total number of Shares being tendered by shareholders, participation in the Offer will require a shareholder to tender all of his or her Shares in the Offer. The Offer is not subject to participation by any minimum number of shareholders in the Offer or to any minimum total number of Shares being tendered. See “The Offer – Conditions.” The Offer is not conditioned upon the successful sale of CSAC’s interest in the Company or the closing of any other transaction affecting the Company.

Consequences of Failure to Tender.

•

If you choose not to participate in the Offer and do not agree to tender all of your Shares, you will not be entitled to receive the payment for the Shares described herein. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Stock. Also, as a non-tendering shareholder, CSAC’s dominant interest in the Company will increase and other shareholders’ ability to influence the Company will be further minimized. Further, the Company may be involved in a transaction, the impact of which is uncertain but which could be significant. After such a transaction, all shareholders remaining after the Offer may experience a change of control of the Company, which is likely to result in a change to the investment adviser and/or some or all of the directors of the Company, changes in investment strategies and/or operations of the Company and/or de-election of the Company being regulated as a business development company under the Investment Company Act. If a transaction is structured as a merger, any shareholder who does not tender his or her Shares in connection with the Offer would be required to exchange his or her Shares in the merger at the same price per Share as the price per Share payable to CSAC in connection with such merger, subject to the right of such shareholder to seek appraisal rights under the General Corporation Law of the State of Maryland, as described below. If a transaction is structured in a different form, including a sale by CSAC of its Shares to a third-party buyer, then any shareholder who does not tender his or her Shares in connection with the Offer may not be given an opportunity to sell his or her Shares in connection with such sale of Shares by CSAC. As a result, any such shareholder would continue to be a shareholder of the Company after the transaction unless steps are taken to effect a merger transaction that results in the elimination of minority shareholders. Additionally, the price per Share payable in connection with a transaction is expected to be lower than the price per Share payable in connection with the Offer. See “The Offer.” In addition, non-tendering shareholders, in addition to CSAC, will bear their pro rata share of certain expenses related to any strategic transaction, including particularly the fee payable to CS USA, as financial advisor to the Company. Also, there can be no guarantee that the amount of dividends paid by the Company following the Offer (other than the regular quarterly dividend scheduled for September 30, 2016) will not decline, perhaps materially, or be cancelled following any strategic transaction.

Purpose of the Offer.

•	The Offer is being made to provide liquidity to shareholders (other than CSAC) in light of a potential strategic transaction that could materially change the Company. The Company is undertaking the Offer to give shareholders of the Company an opportunity to sell their Shares and exit their investment in the Company prior to the consummation of a transaction. See “The Offer – Purpose of the Offer.”

Treatment of Shares of Executive Officers and Directors.

•	As of August 19, 2016, our executive officers and directors, as a group, beneficially owned a total of 161,288 Shares, which represented approximately 0.7% of all Shares outstanding as of that date. As part of the Offer, we will offer to purchase their Shares on the same terms as those offered to any other shareholder. A list of our directors and executive officers is set forth in “The Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares” below. Our executive officers and directors have indicated that they intend to tender their Shares in the Offer. See “The Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Treatment of Shares of CSAC.

•	CSAC, which owns 22,114,476 Shares of Common Stock, or approximately 94% of our issued and outstanding Shares of Common Stock, will not tender its Shares in the Offer. As a result, CSAC will continue to be a shareholder of the Company after the expiration of the Offer. If all eligible Shares are tendered in the Offer, CSAC will own all of the issued and outstanding Shares of Common Stock. See “The Offer.”

Impact on Regular Dividend.

•	All shareholders of record on September 5, 2016, whether they tender in the Offer or not, will be entitled to receive the next regular quarterly dividend payable on or about September 30, 2016.

How to Participate in the Offer.

•

If you would like to participate in the Offer and tender all of your Shares, you should complete and sign the Letter of Transmittal accompanying this Offer to Purchase, or a copy of that form, and return it to us at the address or email address listed on page 3 of this Offer to Purchase. In order to participate in the Offer, you must properly complete the Letter of Transmittal and return it to us before the expiration of the Offer. See “The Offer – Procedures for Tendering Shares.”

Withdrawal from the Offer.

•	If you deliver a Letter of Transmittal to us and later you would like to withdraw your Letter of Transmittal, you should complete and sign the Notice of Withdrawal accompanying this Offer to Purchase (the “Notice of Withdrawal”), or a copy of that form, and return it to us at the address or email address listed on page 3 of this Offer to Purchase before the Expiration Date. The delivery of such Notice of Withdrawal in accordance with the terms of this Offer to Purchase will result in all of your Shares being withdrawn from the Offer. Even if you deliver a Notice of Withdrawal to us, you may still re-tender your Shares by delivering to us another completed Letter of Transmittal prior to the expiration of the Offer. See “The Offer – Withdrawal Rights.”

Tax Consequences of the Offer.

•	We anticipate that U.S. shareholders, other than those who are tax-exempt, who tender Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares tendered and their adjusted basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See “Material U.S. Federal Income Tax Consequences.” WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

Contact for Questions.

•	If you have any questions about the Offer or any of the matters described in this Offer to Purchase or the Letter of Transmittal, you should contact the Depositary Agent:

By Hand or Overnight to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 – 15th Avenue

Brooklyn, NY 11219

By Mail to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

PO Box 2042

New York, NY 10272-2042

Phone: (877) 248-6417 or (718) 921-8317

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following questions and answers briefly address some commonly asked questions about the Offer. They may not include all the information that is important to you. We urge you to read carefully, in their entirety, this Offer to Purchase and Letter of Transmittal.

Who is Offering to purchase my Shares?	Credit Suisse Park View BDC, Inc.

Which Shares are eligible to be tendered for a cash payment?	We are offering to purchase up to 1,353,988 outstanding Shares for a cash payment. Because CSAC, which owns approximately 22,114,476 of our issued and outstanding Shares of Common Stock, or 94% of our outstanding shares, will not tender its Shares, the Offer represents an opportunity for all other shareholders to tender all of their Shares without being subject to any proration.

What will be the purchase price for the Shares?	If you elect to participate in the Offer, then, unless the conditions to the Offer are not satisfied, upon completion of the Offer, in exchange for each Share that has not previously been withdrawn from the Offer, we will pay you the Purchase Price.

Has the Company or its Board adopted a position on the Offer?	Our Board, acting upon the unanimous recommendation of the Special Committee, has approved the Offer and recommends that you tender your Shares pursuant to the Offer.

How long will the Offer remain open and can the Offer be extended?	The Offer will expire at 11:59 p.m., Eastern Time, on September 29, 2016, unless we choose to extend the Offer before that time or are otherwise required by law to extend the Offer. Subject to applicable laws and the terms we describe in this Offer to Purchase, we are reserving the right to extend the Offer in our sole discretion.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?	If we decide to extend the Offer, we will issue a press release not later than 9:00 a.m., Eastern Time, on the business day after the then–scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment and/or filing amended offer documents with the SEC.

Are there any conditions to completion of the Offer?	Yes. While the Offer is not conditioned upon a minimum number of shareholders electing to participate in the Offer or on any minimum total number of Shares being tendered by shareholders, participation in the Offer will require a shareholder to tender all of his or her Shares in the Offer. We will have no obligation to repurchase Shares if the repurchase would violate the restrictions on distributions under federal law or Maryland law that prohibit distributions that would cause a corporation to fail to meet statutory tests of solvency. Our Board, based on the recommendation of the Special Committee, has the right to suspend the Offer if it determines that it is in our best interest to do so. We will promptly notify our shareholders of any changes to the Offer.

Why is the Company making the Offer?	The Offer is being made to provide liquidity to shareholders (other than CSAC) in light of a potential strategic transaction that could materially change the Company. The Company is undertaking the Offer to give shareholders of the Company an opportunity to sell their Shares and exit their investment in the Company prior to the consummation of a strategic transaction.

Will our executive officers or directors participate in the Offer?	Our directors and executive officers who hold Shares may participate in the Offer on the same terms offered to any other shareholder. Our directors and executive officers have indicated that they intend to tender all of their Shares pursuant to the Offer.

Will CSAC participate in the Offer?	No. CSAC, which owns 22,114,476 Shares of Common Stock, or approximately 94% of our issued and outstanding Shares of Common Stock, will not tender its Shares in the Offer. As a result, the Offer represents an opportunity for all other shareholders to tender all of their Shares, without being subject to any proration. If all eligible Shares are tendered in the Offer, CSAC will own all of our outstanding Common Stock.

When will payment be made?	Subject to the terms and conditions of the Offer, payment for Shares validly tendered and not withdrawn will be made promptly after expiration of the Offer.

How do I participate in the Offer and tender my Shares?	If you decide to participate in the Offer and tender your Shares, you must return to us, before the Expiration Date, a properly completed and signed Letter of Transmittal, or a copy of that form, at the address or email address listed on page 3 of this Offer to Purchase. We may reject any Letter of Transmittal delivered to us if we determine in our discretion it is not properly completed or if we believe it would be unlawful to accept the tendered Shares. If you do not properly complete, sign and deliver to us the Letter of Transmittal, or a copy of that form, before the Expiration Date, it will have the same effect as if you rejected the Offer.

Do I have to pay a commission if I agree to tender my Shares?	No. There is no commission if you tender your Shares.

Once I have tendered Shares in the Offer, can I withdraw my tendered Shares?	Yes. You may withdraw the tender of your Shares at any time before the Expiration Date. To withdraw previously tendered Shares, you must notify us in writing at the address or email address on page 3 of this Offer to Purchase. A Notice of Withdrawal must be signed by you and will result in all of your previously tendered Shares being withdrawn from the Offer. We may reject any Notice of Withdrawal delivered to us if we determine in our discretion it is not properly completed. If you previously have properly completed, signed and delivered a Letter of Transmittal to us and you do not properly complete, sign and deliver to us a Notice of Withdrawal before the Expiration Date, it will have the same effect as if you accepted the Offer.

Can I re-tender my Shares after I have withdrawn my tendered Shares?	Yes. You may tender your Shares again before the Expiration Date by following the proper tendering procedures.

What will happen to my Shares if I do not tender my Shares in the Offer?	All shareholders of the Company remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Stock. Also, as a non-tendering shareholder, CSAC’s dominant interest in the Company will increase and other shareholders’ ability to influence the Company will be further minimized. Further, the Company may be involved in a strategic transaction, the impact of which is uncertain but which could be significant. After such a transaction, all shareholders remaining after the Offer may experience a change of control of the Company, which is likely to result in a change to the investment adviser and/or some or all of the directors of the Company, changes in investment strategies and/or operations of the Company and/or a de-election of the Company being regulated as a business development company under the Investment Company Act. If a transaction is structured as a merger, any shareholder who does not tender his or her Shares in connection with the Offer would be required to exchange his or her Shares in such merger at the same price per Share as the price per Share payable to CSAC in connection with such merger, subject to the right of such shareholder to seek appraisal rights under the General Corporation Law of the State of Maryland. If a transaction is structured in a different form, including a sale by CSAC of its Shares to a third-party buyer, then any shareholder who does not tender his or her Shares in connection with the

Offer may not be given an opportunity to sell his or her Shares in connection with such sale of Shares by CSAC. As a result, any such shareholder would continue to be a shareholder of the Company after the transaction unless steps are taken to effect a merger transaction that results in the elimination of minority shareholders. Additionally, the price per Share payable in connection with a transaction is expected to be lower than the price per Share payable in connection with the Offer. In addition, non-tendering shareholders, in addition to CSAC, will bear their pro rata share of certain expenses related to any strategic transaction, including particularly the fee payable to CS USA, as financial advisor to the Company. Also, there can be no guarantee that the amount of dividends paid by the Company following the Offer (other than the regular quarterly dividend scheduled for September 30, 2016) will not decline, perhaps materially, or be cancelled following any strategic transaction.

How will the Company pay for the tendered Shares?	We will use funds drawn from our Revolving Credit Facility (as defined herein) with Capital One, N.A. (“Capital One”) to purchase the Shares validly tendered and not withdrawn in the Offer. Capital One has consented to the use of such funds. We do not have any alternative financing plans in the event we are unable to use funds from the Revolving Credit Facility to finance the Offer. If a transaction is consummated, we will use proceeds from such transaction to repay money borrowed to finance the Offer. If a transaction is not consummated, we will need to repay such borrowings with cash on hand or an alternative source of funds.

What are the U.S. federal income tax consequences if I tender my Shares?	We anticipate that U.S. shareholders, other than those who are tax-exempt, who tender Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares tendered and their adjusted basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See “Material U.S. Federal Income Tax Consequences.” Please consult your tax advisor regarding the tax consequences of tendering your Shares.

What is the recent market price of the Shares?	There is no established trading market for the Shares. However, on June 30, 2016, net asset value per Share of the Company was $8.79. The net asset value per Share of our outstanding Shares of Common Stock is determined by dividing the value of total assets minus total liabilities by the total number of shares outstanding, which value is based, in part, on the valuations of an independent third-party pricing service.

Will the Offer affect my right to receive dividends?	No. All shareholders of record on September 5, 2016, whether they tender in the Offer or not, will be entitled to receive the next regular quarterly dividend payable on or about September 30, 2016.

Who can help answer my questions about the Offer?	If you have any questions concerning the Offer, or would like to request assistance or additional copies of this Offer to Purchase or the Letter of Transmittal, please contact:

By Hand or Overnight to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 – 15th Avenue

Brooklyn, NY 11219

By Mail to:

American Stock Transfer and Trust Company, LLC

Operations Center

Attn: Reorganization Department

PO Box 2042

New York, NY 10272-2042

Phone: (877) 248-6417 or (718) 921-8317

FORWARD-LOOKING STATEMENTS

This document, and the documents to which we refer in this document, contain “forward-looking statements” reflecting our current views as to future events or our future financial conditions. Forward-looking statements are typically identified by words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. The use of forecasts in this Offer to Purchase is prohibited. Any representations to the contrary or any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from a decision to tender your Shares is not permitted. The forward-looking statements contained in this document, and the documents to which we refer in this document, involve risks and uncertainties, including, but not limited to, statements as to:

•	risk associated with possible disruptions in our operations or the economy generally;

•	the effect of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the CSAM and its affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of CSAM to locate suitable investments for us and to monitor and administer our investments;

•	the ability of CSAM and its affiliates to attract and retain highly talented professionals;

•	the ability to qualify and maintain our qualification as a regulated investment company and a business development company;

•	the effect of changes in laws or regulations affecting our operations or to tax legislation and our tax position;

•	the inability to complete a transaction for any reason;

•	the risk that a transaction disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	diversion of management’s attention from ongoing business concerns;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement actions that may be instituted against us and others relating to a transaction;

•	the amount of the costs, fees, and charges related to a transaction; and

•	other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov. See “Available Information.”

THE OFFER

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, we hereby offer to purchase for cash up to 1,353,988 of our outstanding Shares (approximately 6%). CSAC, which owns 22,114,476 Shares of Common Stock, or approximately 94% of our issued and outstanding Shares of Common Stock, has advised us that it will not tender its Shares. As a result, the Offer represents an opportunity for all other shareholders to tender all of their Shares without being subject to any proration. While the Offer is not conditioned upon a minimum number of shareholders electing to participate in the Offer or on any minimum total number of Shares being tendered by shareholders, participation in the Offer will require a shareholder to tender all of his or her Shares in the Offer. As of the date of this Offer to Purchase, there were 23,468,464 outstanding Shares. Upon the completion of the Offer, for each Share that has not been withdrawn from the Offer, unless the conditions to the Offer are not satisfied such that it expires without us accepting any Shares for payment, we will pay to each tendering shareholder an amount equal to the Purchase Price multiplied by the number of Shares tendered and not withdrawn by such shareholder (the “Share Payment”). Upon completion of the Offer, all shares tendered in the Offer will be cancelled by the Company. The Purchase Price is equal to cash in an amount of $8.79 per share, which is the Company’s net asset value per share as of June 30, 2016. The net asset value per Share of our outstanding Shares of Common Stock is determined by dividing the value of total assets minus total liabilities by the total number of shares outstanding, which value is obtained by using an independent third-party pricing service and valued on a consistent basis with reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Share Payment will be made without interest and reduced by any applicable withholding tax.

The time by which shareholders must tender their Shares in order to be eligible to receive the Share Payment will be 11:59 p.m., Eastern Time, on September 29, 2016, unless extended, which we call the “Expiration Date.” Any extension will be announced in a public announcement. See “Extension and Amendment of the Offer.” Payment for Shares tendered in accordance with the Offer will be made promptly after the Expiration Date. See “Acceptance of and Payment for the Shares.”

Purpose of the Offer

In May, 2016, representatives of CSAM, the Company’s investment adviser, informed the Board that, after a strategic review, CSAC had determined to seek to sell its investment in the Company. As of the date hereof, CSAC owns 22,114,476 Shares of Common Stock, or approximately 94% of our issued and outstanding shares. The Board was informed that, despite diligent marketing efforts, investments in the Company by third parties were very low and further efforts were not expected to be successful at this time. Representatives of CSAM recommended to the Board that Credit Suisse Securities (USA) LLC (“CS USA”) be retained to advise the Company on a strategic transaction that would enable CSAC to obtain liquidity for its interest in the Company. We retained CS USA and CS USA has been actively assisting the Company in seeking to effect such a transaction. Given the controlling position of CSAC, any sale of CSAC’s interest would enable a buyer to control the Company, which would enable a buyer to terminate CSAM as investment adviser and replace it with another adviser and remove and/or replace the Board. Other changes that a controlling buyer could effect include material changes to the Company’s operations and investment strategy, goals and policies. A new buyer could also take steps to cause the Company to cease to be regulated as a business development company under the Investment Company Act, resulting in investors losing the benefits and protection of being regulated as a business development company under the Investment Company Act. CSAM advised the Board it would expect a buyer of CSAC’s interest to change the adviser and Board and potentially merge the Company with and into another company, which may or may not itself be a business development company, with potentially differing goals and strategies, although there can be no certainty of this until a particular transaction is negotiated.

In August, 2016, the Board formed a special committee (the “Special Committee”) of the Board, composed solely of two directors who are unaffiliated with the Company or any affiliate of the Company, Enrique R. Arzac and Steven N. Rappaport, to evaluate the purchase price for and recommend approval by the Board of, a tender offer to be made by the Company.

In light of actions being taken to sell CSAC’s interest in the Company and the uncertainties surrounding the future management and structure of the Company were such steps to be successful, the Special Committee recommended and the Board determined that it is in the best interest of the Company and its shareholders to commence a tender offer on the terms set forth in this Offer to Purchase. The Special Committee and the Board were advised by CSAM that CSAC would not tender any Shares in the Offer, so that the tender will be exclusively available to shareholders other than CSAC. As a result, shareholders will have the opportunity to sell their shares and exit their investment in the Company prior to the consummation of any transaction and the occurrence of any of the potential changes noted above.

In recommending the approval of the Offer by the Board, the Special Committee and the Board considered a number of factors, including that the Offer enables shareholders to tender their Shares for a price that may be higher than what they are likely to receive in a transaction with a buyer of CSAC’s interest or in a merger of the Company with and into another entity and that the Offer provides liquidity to shareholders wishing to avoid the potential consequences of a transaction.

In setting the purchase price in the Offer, the Board considered the price shareholders could expect to receive on a complete liquidation of the Company, information about the range of bids that had been received from third parties, and valuations of the Company’s assets by a third party as of June 30, 2016. Referencing the valuation as of June 30, 2016, the Offer price was set at a level that the Special Committee and the Board considered to be beneficial to tendering shareholders and above the price that was likely to be obtained in a forced liquidation of the Company’s portfolio holdings or sale of the Company as a whole. Based on the range of bids that had been received from third parties, the Special Committee and the Board believe that the purchase price in the Offer is likely to be higher than the amount a non-tendering shareholder is likely to receive in connection with any transaction.

As of the date of the Offer, it is not certain that a transaction will occur or, if one were to occur, what form such a transaction would take or the price per Share that would be payable in connection therewith. However, bids received are below the Company’s net asset value as of June 30, 2016.

If a transaction is structured as a merger, any shareholder of the Company at the time of the merger, including any such shareholder who does not tender his or her Shares in connection with the Offer, would be required to exchange his or her Shares for cash or other consideration from the third-party buyer at the same price per Share as the price per Share payable to CSAC in connection with such merger, subject to the right of such shareholder to seek appraisal rights under the General Corporation Law of the State of Maryland. If a transaction is structured in a different form, including a sale by CSAC of its Shares of Common Stock to a third-party buyer, then any shareholder of the Company at the time of such sale of Shares by CSAC, including any such shareholder who does not tender his or her Shares in the Offer, is not required to be given an opportunity to sell his or her Shares in connection with such sale of Shares by CSAC. As a result, any such shareholder would continue to be a shareholder of the Company after the transaction unless steps are taken to effect a merger transaction that results in the elimination of minority shareholders. It is also possible that such transaction could be structured as a sale of all, substantially all or some lesser portion of the assets of the Company, with the primary assets of the Company after such sale being the proceeds thereof, and any assets not included in such sale.

Conditions

While the Offer is not conditioned upon a minimum number of shareholders electing to participate in the Offer or on any minimum total number of Shares being tendered by shareholders, participation in the Offer will require a shareholder to tender all of his or her Shares in the Offer. The Offer is not conditioned on participation by any minimum number of shareholders in the Offer or on any minimum total number of Shares being tendered. However, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase would cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in our Board’s judgment, based on the recommendation of the Special Committee, the Offer or otherwise materially adversely affects the Company, or (ii) other event or condition which, in our Board’s judgment, based on the recommendation of the Special Committee, would have a material adverse effect on the Company or its shareholders if Shares tendered pursuant to the Offer were purchased.

The Offer is not conditioned upon the successful sale of CSAC’s interest in the Company or the closing of any other transaction affecting the Company.

Procedures for Tendering Shares

For a shareholder to participate in the Offer and validly tender his or her Shares, a properly completed and duly executed Letter of Transmittal must be received by us at or prior to 11:59 p.m., Eastern Time, on the Expiration Date at the mailing address or email address listed on page 3 of this Offer to Purchase, unless we extend the Offer beyond that time, in which case you may tender your Shares at any time until the extended expiration of the Offer. We will accept a copy of your Letter of Transmittal sent by hand delivery, mail, or email (PDF).

The tendering of Shares pursuant to the Offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of the Shares tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

The method of delivery of the Letter of Transmittal is at the election and risk of the submitting shareholder. Delivery of the Letter of Transmittal will be deemed made only when we actually receive it. If you choose to deliver by mail, the recommended method is by registered mail with return receipt requested. If you choose to deliver by email, we recommend that you confirm our receipt of the email by calling us at the telephone number listed on page 3 of this Offer to Purchase and on the Letter of Transmittal itself. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of Shares will be accepted.

If you elect to participate in the Offer, you must tender all of your Shares pursuant to the Offer.

To prevent the imposition of U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”), IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable form, or otherwise established an exemption from such withholding, must submit the appropriate form to the Company.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Shares will be determined by us in our discretion, and our determination will be final and binding. We reserve the right to reject any and all Letters of Transmittal that we determine in our discretion are not in proper form or the acceptance for payment of or payment for which may, on the advice of our counsel, be unlawful. We also reserve the right in our discretion to waive any defect or irregularity in the Letter of Transmittal of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. However, if we waive a condition to the Offer, it will be waived for all holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in Letters of Transmittals or any notices of withdrawal and will not be liable for failure to give any such notification.

Acceptance of and Payment for the Shares

Upon the terms and subject to the conditions of the Offer and promptly after the Expiration Date, we will accept for cancellation and payment all Shares that, subject to our right to extend or amend the Offer, have not been properly withdrawn from this Offer by all shareholders (other than CSAC) at or prior to 11:59 p.m., Eastern Time, on the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for cancellation and payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date if, as and when we give oral or written notice of our acceptance of the Shares.

Properly tendered Shares accepted in accordance with the Offer will be paid for promptly after the Expiration Date.

Withdrawal Rights

Validly tendered Shares may be withdrawn at any time at or prior to 11:59 p.m., Eastern Time, on the Expiration Date. If we have not accepted your tendered Shares for exchange before 11:59 p.m., Eastern Time, on September 30, 2016, you may withdraw your Shares any time thereafter.

For a withdrawal of validly tendered Shares to be effective, a properly completed and duly executed Notice of Withdrawal must be received by us at or prior to 11:59 p.m., Eastern Time, on the Expiration Date at the address or email address listed on page 3 of this Offer to Purchase. A Notice of Withdrawal must be signed by you and will result in all of your previously tendered Shares being withdrawn from the Offer. If we extend the Offer beyond the Expiration Date, you may withdraw your validly tendered Shares at any time until the extended expiration of the Offer, unless previously accepted by us. We will accept a copy of your Notice of Withdrawal only by hand delivery, mail, or email (PDF).

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of Notices of Withdrawal. Our determination of these matters will be final and binding.

Withdrawals of previously tendered Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Shares may, however, be re-tendered by again following the procedures described above in “Procedures for Tendering Shares” at any time at or prior to 11:59 p.m., Eastern Time, on the Expiration Date.

Withdrawals of tendered Shares can only be accomplished in accordance with the foregoing procedures.

Extension and Amendment of the Offer

We may, at any time and from time to time, extend the period of time during which the Offer is open and delay accepting any Shares tendered by publicly announcing the extension and giving written notice of the extension to the shareholders.

We may, at any time prior to the Expiration Date, extend, postpone or amend the Offer. To postpone acceptance and cancellation of Shares, we must announce the postponement and give oral or written notice of the postponement to the holders of Shares.

Subject to applicable law, we further reserve the right, in our discretion, and regardless of whether any of the conditions specified above in “Conditions” has occurred or is deemed by us to have occurred, to amend the terms of the Offer in any respect.

As long as we comply with all applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to shareholders. We may amend the Offer at any time by publicly announcing the amendment. If we extend the length of time during which the Offer is open, the extension must be announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement relating to the Offer will be sent promptly to shareholders in a manner reasonably designed to inform shareholders of the change, which may include the issuance of a press release.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under those rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay for Shares, we will publish notice of the action. If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

In addition, subject to the rules under the Exchange Act, we may extend or amend the Offer, if on or before the Expiration Date, any action or proceeding is threatened or pending that directly or indirectly challenges the making of the Offer, or any other event has occurred that, in the reasonable judgment of the Board, based on the recommendation of the Special Committee, and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or accept and cancel the Shares tendered to us.

Source and Amount of Funds

The Company is offering to purchase up to 1,353,988 outstanding Shares, which is the amount of Shares owned by shareholders other than CSAC. Since CSAC has indicated that it will not participate in the Offer, we anticipate that all of the Shares duly tendered pursuant to the Offer (and not withdrawn in accordance with the terms of the Offer) will be repurchased. As of August 19, 2016, there were 23,468,464 Shares of our Common Stock outstanding, 1,353,988 of which were owned by shareholders other than CSAC. Based upon the amount of Shares outstanding and assuming all of the holders of Shares (other than CSAC) elect to participate in the Offer and tender their Shares subject to the Offer, the maximum aggregate amount of funds that will be required in order for us to pay the total aggregate consideration of the Offer will be approximately $11,901,554.52.

We expect to obtain these funds by drawing on the Revolving Credit Facility. The required lenders have consented to the use of such funds. We entered into a senior secured revolving credit agreement (the “Revolving Credit Facility”) on October 31, 2014 with Capital One, as Administrative Agent, and various lenders for the financing of investments. As of June 30, 2016, the Revolving Credit Facility provided for borrowings in an aggregate amount of $230 million, with an accordion feature permitting us to seek an increase of the total commitments up to a total facility size of up to $300 million, subject to certain conditions. Borrowings under the Revolving Credit Facility were $97 million as of June 30, 2016. Interest is charged at a rate per annum equal to LIBOR for the related Interest Period for such borrowings, plus the Applicable Margin of 2.75%. The interest rate, year to date, has ranged from 3.07% to 3.36% (average 3.24%). Additionally, we pay to the lenders an Unused Line Fee of 0.50% per annum. We recorded interest and fee expense of $3.5 million and $0.6 million for the years ended December 31, 2015 and December 31, 2014, respectively. Complete copies of the documents related to the Revolving Credit Facility are attached or incorporated by reference, as applicable, as Exhibits 99(b)(1), 99(b)(2) and 99(b)(3) to the accompanying Schedule TO.

We do not have any alternative financing plans in the event we are unable to use funds from our Revolving Credit Facility to finance the Offer. If a transaction is consummated, we will use proceeds from such transaction to repay money borrowed to finance the Offer. If a transaction is not consummated, we will need to repay such borrowings with cash on hand or an alternative source of funds.

The fees and expenses related to the Offer will be borne by CSAC or an affiliate of CSAC and not by the Company.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Our executive officers and directors have indicated that they intend to tender their Shares in the Offer. If the Offer is consummated, we will purchase their tendered Shares on the same terms Offered to the other holders of Shares. A list of our directors and executive officers is set forth below. As of August 19, 2016, such persons, as a group, beneficially owned a total of 161,288 Shares, which represented approximately .7% of all Shares outstanding as of that date.

The following table sets forth information as of August 19, 2016, regarding the number of Shares held individually by our directors and executive officers.

Name	Position	Shares
John G. Popp	Director, Chief Executive Officer and President	9,911
Enrique R. Arzac	Director	20,653
Steven N. Rappaport	Chairman of the Board	25,817
Kenneth Lohsen	Chief Financial Officer and Treasurer	5,655
Lou Anne McInnis	Chief Legal Officer	—
Emidio Morizio	Chief Compliance Officer	—
Karen Regan	Vice President and Secretary	—
Jens Ernberg	Co-Chief Investment Officer	49,261
Thomas Hall	Co-Chief Investment Officer	49,868

Other than participation in our dividend reinvestment plan, neither we nor any of our directors or executive officers engaged in transactions involving the Shares during the 60 days prior to the commencement of the Offer.

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see our filings with the SEC that are referred to in this Offer to Purchase under “Available Information.” In addition, except as otherwise described or referred to above, neither we, nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or options arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition, ownership or cancellation of the Shares as described in the Offer or the payment for tendered Shares. If any approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of Shares tendered to us. We may not be able to obtain any required approval or take any other required action.

Fees and Expenses

The fees and expenses related to the Offer will be borne by CSAC or an affiliate of CSAC and not by the Company.

We have retained American Stock Transfer and Trust Company, LLC (“AST”) to act as the depositary agent (the “Depositary Agent”) in connection with the Offer. In its role as Depositary Agent, AST will receive Letters of Transmittal and Notices of Withdrawal and provide information regarding the Offer to those persons, including shareholders that contact it. AST, as well as representatives of the Company or CSAM, may also contact shareholders by mail, telephone, email and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

AST will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to AST as described above) for soliciting tenders of Shares pursuant to the Offer. However, upon request, CSAC or an affiliate will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of AST, for purposes of the Offer.

Appraisal Rights

In connection with the Offer, under the General Corporation Law of the State of Maryland (the “MGCL”), stockholders will not be entitled to exercise appraisal rights.

Certain Effects of the Offer

All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Stock. Also, as a non-tendering shareholder, CSAC’s dominant interest in the Company will increase and other shareholders’ ability to influence the Company will be further minimized. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued shares. Further, the Company may be involved in a transaction, the impact of which is uncertain but which could be significant. After such a transaction, all shareholders remaining after the Offer may experience a change of control of the Company, which may result in a change to the investment adviser and/or some or all of the directors of the Company, changes in investment strategies and/or operations of the Company and/or a de-election of the Company being regulated as a business development company under the Investment Company Act. If a transaction is structured as a merger, any shareholder who does not tender his or her Shares in connection with the Offer would be required to exchange his or her Shares in the merger at the same price per Share as the price per Share payable to CSAC in connection with such merger, subject to the right of such shareholder to seek appraisal rights under the General Corporation Law of the State of Maryland, as described above. If a transaction is structured in a different form, including a sale by CSAC of its Shares to a third-party buyer, then any shareholder who does not tender his or her Shares in connection with the Offer may not be given an opportunity to sell his or her Shares in connection with such sale of Shares by CSAC. As a result, any such shareholder would continue to be a shareholder of the Company after the transaction unless steps are taken to effect a merger transaction that results in the elimination of minority shareholders. Additionally, the price per Share payable in connection with a transaction is expected to be materially lower than the price per Share payable in connection with the Offer. See “Purpose of the Offer” above. Also, there can be no guarantee that the amount of dividends paid by the Company following the Offer (other than the regular quarterly dividend scheduled for September 30, 2016) will not decline, perhaps materially, or be cancelled following any strategic transaction.

All shareholders of record on September 5, 2016, whether they tender in the Offer or not, will be entitled to receive the next regular quarterly dividend payable on or about September 30, 2016.

Issuer Information

We are an externally managed, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act. We intend to elect to be treated for federal income tax purposes as a regulated investment company under the Internal Revenue Code of 1986, as amended. We are managed by CSAM, an indirect, wholly-owned subsidiary of Credit Suisse Group AG, pursuant to an investment advisory agreement. CSAM is a registered investment adviser under the Investment Advisers Act of

1940, as amended. CSAM oversees the management of our activities and is responsible for making investment decisions for our portfolio pursuant to an investment advisory agreement.

We were formed primarily to lend to and selectively invest in middle-market companies in the United States. Our investment objective is to generate current income and to a lesser extent, capital appreciation through debt and equity investments. We invest in secured debt (including first and second lien senior loans), unsecured debt (including mezzanine debt), and to a lesser extent, equity securities of middle-market U.S. companies.

The address of the Company’s principal executive offices is One Madison Avenue, New York, New York 10010. Its telephone number is (212) 325-2000.

Financial Statements

Financial statements have not been included since the consideration offered to shareholders in the Offer consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act and files its reports electronically with the SEC on the EDGAR system.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as information concerning us. See “Available Information.”

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences of the Offer to Purchase. Unless otherwise indicated, this discussion addresses tax consequences to citizens or residents of the United States. This discussion addresses only shareholders who hold their Shares as capital assets and does not address certain tax consequences that may be relevant to certain types of holders subject to special treatment under United States federal income tax laws, including shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, and financial institutions. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your Shares, you should consult your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.

As used herein, “U.S. shareholder” means a beneficial owner of the Shares who or that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the United States; a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person; or a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis. A “Non-U.S. shareholder” means a beneficial owner of the Shares who is not a U.S. shareholder and not an entity treated as a partnership for U.S. federal income tax purposes. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner of a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holding Shares should consult its own tax advisor.

Consequences to U.S. shareholders who tender their Shares in the Offer: We anticipate that U.S. shareholders, other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. shareholder has held his, her or its Shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of Shares held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such Shares. In addition, all or a portion of any loss recognized upon a disposition of Shares may be disallowed if other Shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In general, individual U.S. shareholders currently are subject to a maximum federal income tax rate of 20% on their long-term capital gain, including any long-term capital gain derived from an investment in the Shares. Corporate U.S. shareholders currently are subject to federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income.

In addition, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties and rents, and net capital gains (other than certain amounts earned from trades or businesses).

Information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments made with respect to the Offer, unless the U.S. shareholder is a corporation or other exempt recipient. A U.S. shareholder will be subject to U.S. backup withholding on such payments if the U.S. shareholder fails to provide its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding deducted from a payment to a U.S. shareholder will be allowed as a credit against the U.S. shareholder’s U.S. federal income tax liability and may entitle the U.S. shareholder to a refund, provided that the required information is furnished to the IRS.

The sale date for tax purposes will be the date we accept Shares for purchase.

Consequences to shareholders who do not tender their Shares in the Offer: If you do not tender your Shares in the Offer, you will not have any current tax consequences as a result of the Offer.

AVAILABLE INFORMATION

This Offer to Purchase is a part of a Tender Offer Statement on Schedule TO, which we have filed with the SEC. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your Shares.

Additional information concerning the Company may be found in the following documents filed by us with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 1, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016, filed on May 12 and August 11, 2016, respectively;

•	Current Reports on Form 8-K filed on May 12, 2016 and June 24, 2016.

•	Proxy Statement on Schedule 14A filed on April 22, 2016.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of the Offer and the Expiration Date of the Offer. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1–800–SEC–0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.